Exhibit 10.14

STOCK OPTION AWARD

TERMS AND CONDITIONS UNDER

KRISPY KREME HOLDINGS, INC.

LONG-TERM INCENTIVE PLAN

This instrument (the “Terms and Conditions”) evidences the grant effective on [●] (the “Grant Date”) of an award of Stock Options (the “Option”) by Krispy Kreme Holdings, Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

1.

Grant of Stock Option. In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date, you are hereby granted a Stock Option to purchase [●] Shares at an Exercise Price of $[●] per share (the “Option”), subject to all of these Terms and Conditions and the Plan, the terms of which are incorporated by reference herein.

2.	Vesting.

(a)

In General. The Shares subject to the Option shall become vested and exercisable as follows provided that you have remained in continuous Service through each such date: sixty percent (60%) of the Shares subject to the Option shall vest and become exercisable on the third anniversary of the Grant Date; twenty percent (20%) of the Shares subject to the Option shall vest and become exercisable on the fourth anniversary of the Grant Date; and the remaining twenty percent (20%) of the Shares subject to the Option shall vest and become exercisable on the fifth anniversary of the Grant Date. Notwithstanding anything in these Terms and Conditions or the Plan to the contrary, in the event the Shares do not become Publicly Traded prior to the second anniversary of the Grant Date, this Option shall be cancelled without consideration as of immediately prior to such second anniversary of the Grant Date.

(b)

Death or Disability. If, following the date on which the Shares become Publicly Traded but before the Shares subject to the Option have otherwise become vested, your Service terminates by reason of death or Disability, then the Shares subject to the Option shall vest in full as of the date of such termination and may thereafter be exercised by your or your legal representative or legatee, if any, in accordance with Section 3 herein.

(c)

Retirement. If, following the date on which the Shares become Publicly Traded but before the Shares subject to the Option have otherwise become vested, your Service terminates by reason of Retirement, then the Option shall (i) immediately become vested and exercisable in accordance with Section 3 herein with respect to the Applicable Fraction of the Shares subject to the Option, and (ii) be immediately forfeited and canceled with respect to the remaining Shares subject to the Option. For purposes of applying the Applicable Fraction to the Shares subject to the Option under this Section 3(c), the numerator shall be the number of full months elapsed between the applicable Grant Date and the date of your termination, and the denominator shall be sixty (60).

(d)

Change in Control. In the event of a Change in Control, any Options then outstanding shall continue in effect or shall become vested and exercisable or payable, in either case, as provided in, and subject to the conditions of, Section 5.

Additional Forfeiture. Notwithstanding the foregoing, if at any time prior to May 1, 2026 you cease to hold, at a minimum,                      Shares, (which is equal to the number of shares subject to your initial investment of the Company, which amount may be subject to adjustment, including for the avoidance of doubt, stock splits involving Shares of the Company, in accordance with Section 4.3 of the Company’s Executive Ownership Plan, as amended and restated from time to time), then any Shares subject to the Option that are unvested as of the date you cease to comply with such minimum holding requirements shall automatically and immediately terminate without consideration.

3.

Timing of Exercise. Following the vesting of the Option as set forth in Section 2 hereof, you may exercise all or any portion of such Option, for whole Shares, at any time prior to the earliest to occur of:

(a)	The 10th anniversary of the Grant Date;

(b)	The 1st anniversary of the date of your termination of due to your death or Disability;

(c)	Ninety (90) days following the date of your termination of employment with the Company or any Affiliate as a result of your voluntary termination or a termination by the Company without Cause; and

(d)

The close of business on the last business day immediately prior to the date of your (A) termination of employment by the Company for Cause or (B) breach of any restrictive covenants set forth in any agreement or other arrangement between you and the Company or any of its Affiliates.

4.	Method of Exercise; Tax Withholding.

(a)

Exercise of Option. You may exercise the Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in one of the following methods unless otherwise determined by the Committee: (i) by you paying the amount of the aggregate Exercise Price to the Company in cash or its equivalent, (ii) by you delivering to the Company that number of whole Matured Shares having a Fair Market Value at least equal to the amount of the aggregate Exercise Price, (iii) by the use of a cashless exercise or net share settlement method whereby the Company withholds a number of Shares that would otherwise be issued to you upon exercise of the Option having a Fair Market

Value at least equal to the amount of the aggregate Exercise Price of the Shares with respect to which the Option is being exercised, or (iv) by a combination of the foregoing.

(b)

Tax Withholding Obligation. Upon exercise of all or any portion of the Option, any applicable Withholding Tax must be satisfied either (i) by you paying the amount of required Withholding Tax to the Company in cash or its equivalent, (ii) by you delivering to the Company that number of whole Matured Shares having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) by the use of a net shares settlement method whereby the Company withholds a number of Shares that would otherwise be issued to you having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) by a combination of the foregoing. If you elect not to satisfy the Withholding Tax using Shares in settlement of the Options, but do not otherwise satisfy the amount of required Withholding Tax by delivery of cash or Matured Shares to the Company, the Company will withhold from the Shares to be delivered the minimum amount of funds required to cover any Withholding Tax required to be withheld by the Company by reason of such settlement.

5.	Change in Control.

(a)

Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason, in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and payable in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 5(d) hereof). In addition, any such Alternative Award granted to you must

(i)

provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(ii)	have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)

Accelerated Vesting and Payment. Notwithstanding the provisions of Section 5(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Option that is then still outstanding shall become vested and exercisable (or, if so directed by the Committee, cash in an amount equal to the positive difference, if any of the Fair Market Value of the Shares subject to the Option over the Exercise Price).

(c)	Provisions Related to Golden Parachute Excise Tax.

(i)

Change in Control When the Shares are Not Publicly Traded. Notwithstanding anything to the contrary contained in these Terms and Conditions, to the extent that, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 5(c)(i) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to the Section 5(c)(i) shall be reversed, and the subject amount shall be payable to you without regard to this Section 5(c).

(ii)

Change in Control When the Shares are Publicly Traded. If upon a Change in Control occurring at any time that the Shares are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the Safe Harbor Amount.

(iii)

Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 5 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you with the later possible payment or vesting date being reduced or eliminated before a payment or benefit with an earlier payment or vesting date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits otherwise due or payable to you.

6.

Nontransferability of Option. The Option granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Option shall be available during your lifetime only to you or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.

7.

No Limitation on Rights of the Company. The grant of the Option does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

8.

Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company or any of its affiliates to discharge you or to deal with you regardless of the existence of the Plan, these Terms and Conditions or the Option.

9.

Participant to Have No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares following exercise of the Option pursuant to Section 3 herein, you will have no rights as a shareholder by reason of this award of Option.

10.

Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Option have become vested (including, but not limited to, following the date of your termination of Service), this Option award and any Shares acquired upon exercise of the Option shall continue to be subject to the terms of the Plan and these Terms and Conditions.

11.	Securities Law Requirements.

(a)

If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)

In addition the transfer restrictions and limitations applicable under Section 6, no Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

12.

Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Krispy Kreme Holdings, Inc.

c/o Krispy Kreme Doughnut Corporation

370 Knollwood Street

Winston Salem, NC 27103

Attn: Lisa Brown

Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 12 by giving such other party written notice of such change, in accordance with the procedures described above.

13.

Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

14.

Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

15.

Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

16.

Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.

17.

Entire Agreement. These Terms and Conditions, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

18.

Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

19.

Data Protection. By accepting the Option, you hereby agree to permit the Company and its affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Option granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company and its affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company and its affiliates, the Committee and the Parent Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Parent Board involves in the administration of the Plan. Each of the Company and its affiliates will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct their Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.

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KRISPY KREME HOLDINGS, INC.

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